SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                   FORM 8-A/A
                                 AMENDMENT NO. 1
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           PHILLIPS PETROLEUM COMPANY
             (Exact Name of Registrant as Specified in its Charter)


                 DELAWARE                               73-0400345
  (State of Incorporation or Organization)             (IRS Employer
                                                   Identification Number)
             PHILLIPS BUILDING
          BARTLESVILLE, OKLAHOMA                           74004
  (Address of Principal Executive Offices)               (Zip Code)

      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                             NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED      EACH CLASS IS TO BE REGISTERED
----------------------------------------  --------------------------------------
    PREFERRED SHARE PURCHASE RIGHTS              NEW YORK STOCK EXCHANGE
                                                    PACIFIC EXCHANGE

   If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: |X|

   If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: |_|

 SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
                                       N/A
                                      -----

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE
                                (Title of Class)

   Phillips Petroleum Company, a Delaware corporation (the "Company"), amends and restates in their entirety Items 1 and 2 of its registration statements on Form 8-A (File No. 001-00720), filed with the Securities and Exchange Commission on July 12, 1999 and December 16, 1999. The Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent (the "Rights Agent"), have entered into Amendment No. 1, dated as of November 18, 2001, to the Rights Agreement, dated as of August 1 1999, between the Company and the Rights Agent (the "Rights Agreement"), in connection with the execution of the Agreement and Plan of Merger, dated as of November 18, 2001, by and among the Company, CorvettePorsche Corp., Porsche Merger Corp., Corvette Merger Corp. and Conoco Inc.

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

   On July 2, 1999, the Board of Directors of Phillips Petroleum Company, a Delaware corporation (the "Company"), adopted a new preferred share purchase rights plan (the "Rights Plan") to replace, effective as of August 1, 1999, the Company's existing preferred share purchase rights plan, which expires at the close of business on July 31, 1999.

   In connection with the Rights Plan, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $1.25 per share, of the Company (the "Common Shares"). The Rights dividend is payable on August 1, 1999 (the "Record Date") to the stockholders of record on that date. The description and terms of the Rights are set forth in an Agreement (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

   On November 18, 2001, the Company entered into an Agreement and Plan of Merger, dated as of November 18, 2001 (the "Merger Agreement"), by and among the Company, CorvettePorsche Corp., Porsche Merger Corp., Corvette Merger Corp. and Conoco Inc. ("Conoco") pursuant to which the Company and Conoco agreed to enter into a business combination. In connection with the Merger Agreement, the Company agreed to amend the Rights Agreement.

Purchase Price
--------------

   Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock of the Company, par value $1 per share (the "Preferred Shares"), at a price of $180 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

Flip-In
-------

   In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person"), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.


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


Flip-Over
---------

   If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will be void) will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

   None of Conoco, New Parent, Porsche Merger Corp. or Corvette Merger Corp. shall be deemed to be an Acquiring Person by virtue of: (i) the execution and delivery of the Merger Agreement, (ii) the conversion of Common Shares into the right to receive the Phillips Merger Consideration (as defined in the Merger Agreement) in accordance with Section 3.1 of the Merger Agreement, or (iii) the consummation of the Phillips Merger or the Conoco Merger (as defined in the Merger Agreement) (each of the events described in clauses (i) to (iii), an "Exempt Event").

Distribution Date
-----------------

   The distribution date (the "Distribution Date") is the earlier of

       (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares; or

       (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares.

However, a Distribution Date will not be deemed to have occurred as a result of the occurrence of any Exempt Event.

Transfer And Detachment
-----------------------

   Until the Distribution Date, the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares, and transfer of those certificates will also constitute transfer of these Rights.

   As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.


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


Exercisability
--------------

   The Rights are not exercisable until the Distribution Date. The Rights will expire at the earliest of (i) the time immediately prior to the consummation of the Phillips Merger and the Conoco Merger, (ii) July 31, 2009 (the "Final Expiration Date"), unless the Final Expiration Date is extended, (iii) the time at which the Rights are redeemed by the Company, as described below or (iv) the time at which the Rights are exchanged by the Company, as described below.

Adjustments
-----------

   The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to the Preferred Shares. The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment if, prior to the Distribution Date, there is a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

Preferred Shares
----------------

   Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

   The value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should, because of the nature of the Preferred Shares' dividend, liquidation and voting rights, approximate the value of one Common Share.

Exchange
--------

   At any time after any person or group becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one

Common Share, or one one-hundredth of a Preferred Share (subject to adjustment).

Redemption
----------

   At any time prior to any person or group becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendments
----------

   The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Rights And Holders
------------------

   Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Anti-Takeover Effects
---------------------

   The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to any offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Shares.

Further Information
-------------------
   A copy of the Certificate of Designations of Series B Junior Participating Preferred Stock of the Company, filed on July 12, 1999; the Rights Agreement, dated as of August 1, 1999, between the Company and the Rights Agent, specifying the terms of the Rights, Amendment No. 1 to the Rights Agreement, dated as of November 18, 2001, amending the terms of the Rights and the press release announcing the declaration of the Rights are attached hereto as Exhibits 3.1, 4.1, 4.2 and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

ITEM 2.  EXHIBITS.

3.1 Certificate of Designations of Series B Junior Participating Preferred Stock of the Company, filed on July 12, 1999. (Incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form 8-A filed on July 12, 1999).
4.1 Rights Agreement, dated as of August 1, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C. which includes the form of Certificate of Designations of Series B Junior Preferred Stock of the Company as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C). (Incorporated by reference to exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on July 12, 1999).
4.2     Amendment No. 1 to the Rights Agreement, dated as of November 18,
        2001, between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.).*
99.1 Press release, dated July 2, 1999, issued by the Company. (Incorporated by reference to exhibit 99.1 to the Company's Registration Statement on Form 8-A filed on July 12, 1999).

*Filed herewith.

                                    SIGNATURE

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 19, 2001
                                         PHILLIPS PETROLEUM COMPANY



                                         By:   /s/ J. Bryan Whitworth
                                            -------------------------
                                             J. Bryan Whitworth
                                             Executive Vice President and
                                             General Counsel




















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


                                EXHIBIT INDEX.

3.1 Certificate of Designations of Series B Junior Participating Preferred Stock of the Company, filed on July 12, 1999. (Incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form 8-A filed on July 12, 1999).
4.1 Rights Agreement, dated as of August 1, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C. which includes the form of Certificate of Designations of Series B Junior Preferred Stock of the Company as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C). (Incorporated by reference to exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on July 12, 1999).
4.2     Amendment No. 1 to the Rights Agreement, dated as of November 18,
        2001, between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.).*
99.1 Press release, dated July 2, 1999, issued by the Company. (Incorporated by reference to exhibit 99.1 to the Company's Registration Statement on Form 8-A filed on July 12, 1999).

*Filed herewith.

















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